Exhibit 99.1
July 2, 2007
Norcia named MichCon president and COO
     DETROIT — DTE Energy announced today that Jerry Norcia has been named president and chief operating officer of Michigan Consolidated Gas Co. (MichCon), a subsidiary of DTE Energy, a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. MichCon serves 1.3 million customers with natural gas service in 550 Michigan communities. Norcia is responsible for all utility gas operations, and non-utility gas pipelines, processing and storage activities.
     Norcia, 44, joined DTE Energy in 2002 as president of DTE Gas Storage, Pipelines and Processing, a wholly-owned non-utility subsidiary of DTE Energy. Prior to that, he was vice president of business development for Union Gas. Most recently, Norcia served as executive vice president of MichCon.
     Norcia has more than 20 years experience in the energy industry, where he has worked in business development, engineering, and operations at Union Gas, Maritimes & Northeast Pipeline, and St. Clair Pipelines. He holds a bachelor’s degree in chemical engineering from the University of Windsor, and serves on the boards of the American Gas Association, the Interstate Natural Gas Association of America and Oakwood Hospital. He also serves on the finance committee board of the United Way for Southeastern Michigan.
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Eileen Dixon	Lorie Kessler
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